Exhibit 10.15

TACTILE SYSTEMS TECHNOLOGY, INC.

2016 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Tactile Systems Technology, Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below.  The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[ ]
Number of Restricted Stock Units: **[ ]	Grant Date:	, 20
Vesting Schedule:

Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Restricted Stock Units specified in the table above.

PARTICIPANT:	TACTILE SYSTEMS TECHNOLOGY, INC.

By:
Title:

Tactile Systems Technology, Inc.

2016 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1.                                      Grant of Restricted Stock Units.  The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”).  Each Unit represents the right to receive one Share of the Company’s common stock.  The Units granted to you will be credited to an account in your name maintained by the Company.  This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.                                      Restrictions Applicable to Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units.  The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.                                      Vesting of Units.

(a)                                 Scheduled Vesting.  If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)                                 Accelerated Vesting.  Notwithstanding Section 3(a):

(1)                                 Death or Disability.  If your Service terminates prior to the final scheduled vesting date due to your death or Disability, all of the unvested Units shall vest as of such termination date.

(2)                                 Change in Control.  If and to the extent this Award is continued, assumed or replaced in connection with a Change in Control, and if within one year after the Change in Control you experience an involuntary termination of Service for reasons other than Cause, [or you terminate your Service for Good Reason (as defined below),] then all of the unvested Units shall vest as of such termination date.  In addition, vesting of the Units may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan.

[(3)                             Definition of “Good Reason.”  “Good Reason” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement.  If you do not have an employment agreement with the Company, “Good Reason” means the existence of one or more of the following conditions without your written consent, so long as you provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition, the condition has not been remedied by the Company within 30 days after its receipt of such notice and your Service terminates no later than 130 days after the condition’s initial occurrence: (i) any material, adverse change in your duties, responsibilities, or authority; (ii) a material reduction in your base salary or bonus opportunity that is not part of a general reduction applicable to employees in the same classification or grade as you; or (iii) a geographical relocation of your principal office location by more than 50 miles.]

4.                                      Effect of Termination of Service.  Except as otherwise provided in accordance with Section 3(b), if you cease to be a Service Provider, you will forfeit all unvested Units.

5.                                      Settlement of Units.  After any Units vest pursuant to Section 3, the Company shall, as soon as practicable (but no later than March 15 of the year following the calendar year in which such Units vest), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.

6.                                      Tax Consequences and Withholding.  No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan.  If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a number of Shares upon settlement of the Units, you must make such a request which shall be subject to approval by the Company.

7.                                      No Shareholder Rights.  The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock.  You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

8.                                      Governing Plan Document.  This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.                                      Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

10.                               Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.                               Section 409A of the Code.  The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

12.                               Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

13.                               Other Agreements.  You agree that in connection with the settlement of vested Units, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

14.                               Restrictive Legends.  The Company may place a legend or legends on any certificate representing Shares issued in settlement of vested Units summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 13 of this Agreement.  You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

15.                               Electronic Delivery and Acceptance.  The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means.  You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.